Exhibit 10.1

BEN FRANKLIN FINANCIAL, INC.

EQUITY INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

(EMPLOYEES AND DIRECTORS)

A. An AWARD for a total of ___________ shares of common stock, par value $0.01 per share, of Ben Franklin Financial, Inc. (the “Company”) is hereby granted to _______________________ (the “Recipient”) as of April 17, 2008, the date of grant, subject in all respects to the terms and provisions of the Ben Franklin Financial, Inc. Equity Incentive Plan (the “Plan”), which has been approved by the board of directors of the Company and the stockholders of the Company, which is incorporated herein by reference. The terms of this Restricted Stock Agreement are subject to the terms and conditions of the Plan, except where otherwise indicated.

B. The shares of common stock awarded hereunder shall bear a legend restricting the transferability of such common stock (hereinafter referred to as the “Restricted Stock”). The Restricted Stock awarded to the Recipient shall not be sold, assigned, transferred, pledged, or otherwise encumbered by the Recipient, except as hereinafter provided, until such Restricted Stock has vested (the “Restricted Period”). Restricted Stock shall vest in five equal annual installments of 20% per year, with the first installment becoming exercisable one year from the date or grant, or April 17, 2009, and succeeding installments on each anniversary thereafter through April 17, 2013.

C. Restricted Stock awards will be in the form of issued and outstanding shares of common stock that will be either registered in the name of the Recipient and held by the Committee, together with a stock power executed by the Recipient in favor of the Committee or its designee, or registered in the name of, and delivered to, the Recipient. Alternatively, the Company may issue Restricted Stock awards in any other approved format (e.g., electronically) in order to facilitate the paperless transfer of such awards.

D. The Recipient shall have the right to vote the shares awarded hereunder. The Recipient will also receive cash dividends declared with respect to the shares.

E. Upon the Recipient’s Termination of Service (as defined in the Plan) with the Company or Ben Franklin Bank of Illinois for any reason other than Disability (as defined in the Plan), death, or Termination for Cause (as defined in the Plan), all shares of Restricted Stock awarded to such Recipient that have not vested shall be forfeited by such Recipient. In the event of Termination for Cause, all Restricted Stock awards that were not vested will expire and be forfeited. Upon the Recipient’s Termination of Service with the Company or an affiliate due to Disability or death, the Restricted Stock allocated to the Recipient that, as of the date of termination has not yet vested, will vest at the date of the Recipient’s Termination of Service with the Company or an affiliate. In the event of a Participant’s Involuntary Termination of Employment (or Termination of Service of a Director) following a Change in Control (as defined in the Plan), Restricted Stock awards will be fully earned and vested immediately and any performance or service measure attached to an award will be deemed satisfied as of the date of the Change in Control.

F. At the time the Restricted Stock vests under the Plan, the Company shall deliver to the Recipient (or if the Restricted Stock is deemed to vest due to the Recipient’s death, to the Recipient’s beneficiary) shares of common stock of the Company representing the amount earned, absent any restrictions that may have been imposed under the Plan. Upon delivery of the shares of common stock to the Recipient or beneficiary, such person shall execute and return to the Company an Acknowledgment of Receipt of Earned Shares, in the form attached hereto.

G. A copy of the Plan governing this Restricted Stock award is attached hereto. The Recipient is invited to review all the provisions of the Plan governing this Award.

H. All awards made pursuant to the terms of the Plan shall, to the extent necessary to comply with Section 409A of the Internal Revenue Code, and the regulations and other authority promulgated thereunder by the Treasury Department, be deemed to be made in compliance therewith from the date of grant and any provision inconsistent therewith shall be retroactively modified or stricken, if necessary, to maintain compliance with Section 409A

Date: __________________

ATTEST:	BEN FRANKLIN FINANCIAL, INC.

By:	By:

The Recipient acknowledges receipt of a copy of the Plan, a copy of which is annexed hereto, and represents that he is familiar with the terms and provisions thereof. The Recipient hereby accepts this award, subject to all the terms and provisions of the Plan. The Recipient hereby agrees to accept as binding, conclusive, and final, all decisions and interpretations of the Committee upon any questions arising under the Plan. As a condition to the issuance of shares of common stock of the Company under this award, the Recipient authorizes the Company to deduct from the settlement of an award any taxes required to be withheld by the Company under federal, state, or local law as a result of his receipt of this award.

Date: __________________	By:
Recipient

ACKNOWLEDGMENT OF RECEIPT OF EARNED SHARES

I hereby acknowledge the delivery to me by Ben Franklin Financial, Inc. (the “Company”) ____________, of stock certificates for ____________shares of common stock of the Company earned by me pursuant to the terms and conditions of the Ben Franklin Financial, Inc. Restricted Stock Agreement, and the Ben Franklin Financial, Inc. Equity Incentive Plan, which shares were transferred to me on the Company’s stock record books on _______________________.

Date:
Recipient’s name (Print)

Recipient’s signature